Exhibit 10.29

FIRST AMENDMENT TO LEASE AGREEMENT

PLEASE NOTE: CERTAIN INFORMATION INDICATED WITH [***] IN THIS DOCUMENT HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

THIS FIRST AMENDMENT TO LEASE AGREEMENT (“this First Amendment”) is dated as of October 28, 2020 (“Effective Date”), by and between ARE-708 QUINCE ORCHARD, LLC, a Delaware limited liability company, having an address at 26 North Euclid Avenue, Pasadena, California 91101 (“Landlord”), and ADAPTIVE PHAGE THERAPEUTICS, INC., a Delaware corporation, having an address at Suite 150, 708 Quince Orchard Road, Gaithersburg, Maryland 20878 (“Tenant”).

RECITALS

A. Landlord and Tenant have entered into that certain Lease Agreement (“Lease”) dated as of August 9, 2019, wherein Landlord leased to Tenant certain premises containing approximately [***] rentable square feet (“Existing Premises”) located at Suite 150, 708 Quince Orchard Road, Gaithersburg, Maryland 20878, as more particularly described in the Lease.

B. Landlord and Tenant desire to amend the Lease, among other things, to expand the Existing Premises by an additional [***] rentable square feet, provide for the possible use and access of a portion of the Expansion Premises (as defined below) before the commencement date for the entire Expansion Premises, extend the Term, and provide certain improvement allowances, all on the terms and conditions set forth in this First Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree that the Lease is amended as follows:

1. Definitions; Recitals. Terms used in this First Amendment but not otherwise defined shall have the meanings set forth in the Lease. The Recitals form an integral part of this First Amendment and are hereby incorporated by reference.

2. Expansion Premises. Effective as of the Expansion Premises Commencement Date (as defined in Section 4 below), the Existing Premises shall be expanded by an additional approximately 20,950 rentable square feet (“Expansion Premises”; the Expansion Premises and the Existing Premises are collectively referred to herein as the “Premises”). Exhibit A-1 attached hereto, which depicts the Expansion Premises as the hatched area labeled as the “Expansion Premises,” shall be added as Exhibit A-1 to the Lease. Exhibit A attached hereto, which depicts the Existing Premises as the hatched area, depicts the Existing Premises.

a. Tenant Improvements. Tenant shall improve the Expansion Premises as set forth in the Work Letter attached hereto as Exhibit C, and Landlord shall provide Tenant with the Tenant Allowance as described in the Work Letter.

b. First Extension Term. The Base Term expires at midnight on November 30, 2029. The Base Term is hereby extended for a period (“First Extension Term”) beginning on the Expansion Premises Commencement Date and, unless earlier terminated or extended in accordance with the terms and conditions of the Lease, expiring 128 months after the Expansion Premises Commencement Date. For purposes of the Lease, “Term” shall mean, collectively, the Base Term and the First Extension Term.

c. Increase in Security Deposit. As of the date of  Tenant’s execution of this First Amendment, Tenant shall deliver to Landlord an amount equal to $[***] as an additional Security Deposit. As a result, the total amount of the Security Deposit shall be an amount equal to $153,557.68. Tenant shall deliver to Landlord an amendment to, or replacement of, the existing Letter of Credit reflecting the aggregate amount of the Security Deposit.

d. Potential Pathway Installation. Effective as of the Expansion Premises Commencement Date, (i) Landlord shall have no obligation to install or maintain the Project/22FF Pathway, and (ii) Section 2.E of the Lease shall be deleted in its entirety.

e. No Cross Default. Effective as of the Expansion Premises Commencement Date, Section 20(h) of the Lease (Default Under 22FF Lease) shall be deleted and replaced with “Intentionally Deleted.”

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3. Contingency. [***]

4. Expansion Premises Commencement Date. For purposes of this First Amendment and subject to the satisfaction of the Contingency, the “Expansion Premises Commencement Date” means February 1, 2021, which date shall be subject to a day for day extension if the Extension Premises has not been Delivered to Tenant by February 1, 2021. Upon request of Landlord, Tenant shall execute and deliver a written acknowledgement of the Expansion Premises Commencement Date when it is established in the form attached hereto as Exhibit B; provided, however, that Tenant’s failure to execute and deliver such acknowledgement shall not affect Landlord’s rights under this First Amendment.

5. Delivery of Expansion Premises. Subject to Section 3, Landlord shall use commercially reasonable efforts to deliver the Expansion Premises to Tenant on the Expansion Premises Commencement Date in its broom clean, “as is” condition, free and clear of the prior occupant’s property (“Delivery” or “Deliver”). If Landlord fails to Deliver timely the Expansion Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this First Amendment and the Lease with respect to the Expansion Premises shall not be void or voidable.

a. Acceptance. Except as set forth in this First Amendment, if applicable: (i) Tenant shall accept the Expansion Premises in its condition as of the Expansion Premises Commencement Date; (ii) Landlord shall have no obligation for any defects in the Expansion Premises, and (iii) Tenant’s taking possession of the Expansion Premises shall be conclusive evidence that Tenant accepts the Expansion Premises and that the Expansion Premises were in good condition at the time possession was taken. Notwithstanding the foregoing provisions of this paragraph, Tenant shall have a period of 60 days after the Expansion Premises Commencement Date to Tenant to reasonably identify in writing any latent defects in the mechanical, electrical, and plumbing systems and the structural components serving the Expansion Premises. For purposes of this paragraph, “latent defects” means those material defects in such systems and/or components that could not have been identified or discovered through a reasonable inspection of such systems or components conducted by a qualified technician. Landlord will promptly repair such identified latent defects (subject to Landlord’s reasonable confirmation that such defects are, in fact, latent defects).

b. Condition. Neither Landlord nor any of its agents has made any representation or warranty with respect to the condition of all or any portion of the Expansion Premises and/or the suitability of the Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Expansion Premises are suitable for the Permitted Use. Tenant shall use the Expansion Premises only for the Permitted Use under the Lease in compliance with the provisions of Section 7 of the Lease.

c. Permits. Landlord shall have no obligation to perform any work at the Building in connection with Tenant’s occupancy of the Expansion Premises or obtain any permits, approvals, or entitlements related to Tenant’s specific use of the Expansion Premises or Tenant’s business operations therein.

6. Base Rent for Expansion Premises. (a) Tenant shall continue to pay Base Rent with respect to the Existing Premises at the rates set forth in the Lease, (b) Tenant shall pay Base Rent for the Office Space during the Office Space Term as provided in Section 3, and (c) commencing on the Expansion Premises Commencement Date but subject to the Expansion Premises Base Rent Abatement (as defined below), Base Rent for the Expansion Premises shall be payable at the rate of $61,104.17 per month. During the Term, the Base Rent for the Expansion Premises shall be increased on each August 1 (which date shall constitute the Adjustment Date), beginning on August 1, 2022, by multiplying the monthly Base Rent payable immediately before such Adjustment Date for the Expansion Premises by the Rent Adjustment Percentage (i.e., 3%) and adding the resulting amount to the monthly Base Rent payable immediately before such Adjustment Date. Base Rent, as so adjusted, shall thereafter be due as provided in Section 4 of the Lease. On the Effective Date, Tenant shall deliver to Landlord an amount equal to the first monthly installment of Base Rent as well as a new or replacement Letter of Credit evidencing a Security Deposit in the amount of $153,557.68. Base Rent for the Expansion Premises shall also be increased as of the date or dates on which Tenant uses the Additional Tenant Improvement Allowance pursuant to Section 5 of the Work Letter (such increase to be calculated based on the amount of the Additional Tenant Improvement Allowance used by Tenant, such amount to be amortized over the Base Term based on an interest rate of 9% per annum; the resulting amount so amortized shall be added to the monthly installments of Base Rent). Such increase based on the use of the Additional Tenant Improvement Allowance shall in no event be subject to increase on the Adjustment Date by the Rent Adjustment Percentage.

a. Base Rent Abatement for Expansion Premises. [***]

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7. Changes to Defined Terms. Effective as of the Expansion Premises Commencement Date (except as otherwise specified below), the following amendments are hereby made to the definitions contained in the Basic Lease Provisions.

a.	The defined term “Premises” shall be deleted in its entirety and replaced with the following:

“Premises:	That portion of the Project, containing approximately [***] rentable square feet, as determined by Landlord, consisting of (i) approximately [***] rentable square feet of space as shown as the hatched area on Exhibit A attached hereto (“Existing Premises”), and (ii) approximately [***] rentable square feet of space as shown as the hatched area on Exhibit A-1 attached hereto (“Expansion Premises”; together with the Existing Premises, the “Premises”). EwingCole, Landlord’s architect, has measured the area of the Premises pursuant to the 1996 Standard Method of Measuring Floor Area in Office Buildings as adopted by the Building Owners and Managers Association (ANSI/BOMA 265.1-1996) (“BOMA Standards”). Tenant acknowledges receipt of such measurement and confirms that (a) Tenant has had an opportunity to confirm such measurement with an architect of its selection before the Commencement Date (with respect to the Existing Premises) and the Expansion Premises Commencement Date (with respect to the Expansion Premises), and (b) such measurement shall be conclusive as to the area of the Premises.”

b.	The defined term “Rentable Area of Premises” shall mean approximately [***] rentable square feet.

c.	The defined term “Tenant’s Share of Operating Expenses” shall mean [***]%.

d.	Effective as of the Effective Date, the defined term “Security Deposit” shall mean $[***].

8. Amendment to Section 38 (Signs; Exterior Appearance). Section 38 of the Lease is hereby amended by adding the following new Section 38(b) immediately after Section 38(a):

(b) Identification Signage. From and after the Effective Date (as defined in the First Amendment to Lease between Landlord and Tenant), Tenant shall have the right, at its sole option, cost, and expense and in compliance with all applicable Legal Requirements, to install and affix to the facade of the Building a single mounted, backlit illuminated sign as desired by Tenant and permitted by applicable Legal Requirements (and related electrical connections and equipment) bearing the then-current name and the corporate logo of Tenant (“Identification Signage”). Such right shall be personal to Adaptive Phage Therapeutics, Inc. The Identification Signage shall not exceed Tenant’s proportionate share of the signage (based on the percentage of Tenant’s Share of Operating Expenses) eligible to be installed on the facade of the Building in accordance with all applicable Legal Requirements. Landlord shall have the right to approve the place, size, and design of the Identification Signage, which approval shall not be unreasonably withheld, delayed, or conditioned. Tenant shall, at its sole cost and expense, maintain the Identification Signage in good order and repair and shall have the right to replace, renovate, and/or update the Identification Signage from time to time, subject to Landlord’s approval, which approval shall not be unreasonably withheld, delayed, or conditioned. On the expiration or earlier termination of the Term, Tenant shall, at its sole cost and expense, (i) remove the Identification Signage in a good and workmanlike manner and in compliance with all applicable Legal Requirements, and (ii) repair any damage to the facade or appearance of the Building caused by installation, replacement, renovation, updating and/or removal of the Identification Signage, ordinary wear and tear and damage by casualty excepted.

9. Amendment to Section 39 (Relocation to Another Project). Section 39 of the Lease is hereby amended by deleting that provision in its entirety and replacing it with the following new Section 39:

39.	Relocation to Another Project. [***]

10. Amendment to Section 41 (Right to Expand). Section 41 of the Lease is hereby amended by deleting that provision in its entirety and replacing it with the following new Section 41:

41.	Right to Expand. [***]

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11. Addition of Section 43 (Roof Rights). The following new Section 43 is hereby added immediately after Section 42:

43.	Roof Equipment. As long as Tenant is not in default under this Lease, Tenant shall have the right at its sole cost and expense, subject to compliance with all Legal Requirements, to install, maintain, and remove on the top of the roof of the Building (based on Tenant’s proportionate share of the space available on the roof) directly above the Premises one or more satellite dishes, communication antennae, or other equipment (all of which having a diameter and height acceptable to Landlord) for the transmission or reception of communication of signals as Tenant may from time to time desire (collectively, the “Roof Equipment”) on the following terms and conditions:

a.	Requirements. Tenant shall submit to Landlord (i) the plans and specifications for the installation of the Roof Equipment, (ii) copies of all required governmental and quasi-governmental permits, licenses, and authorizations that Tenant will and must obtain at its own expense, with the cooperation of Landlord, if necessary for the installation and operation of the Roof Equipment, and (iii) an insurance policy or certificate of insurance evidencing insurance coverage as required by this Lease and any other insurance as reasonably required by Landlord for the installation and operation of the Roof Equipment. Landlord shall not unreasonably withhold or delay its approval for the installation and operation of the Roof Equipment; provided, however, that Landlord may reasonably withhold its approval if the installation or operation of the Roof Equipment (A) may damage the structural integrity of the Building, (B) may void, terminate, or invalidate any applicable roof warranty, (C) may interfere with any service provided by Landlord or any tenant of the Building, (D) may reduce the leaseable space in the Building, or (E) is not properly screened from the viewing public.

b.	No Damage to Roof. If installation of the Roof Equipment requires Tenant to make any roof cuts or perform any other roofing work, such cuts shall only be made to the roof area of the Building located directly above the Premises and only in the manner designated in writing by Landlord; and any such installation work (including any roof cuts or other roofing work) shall be performed by Tenant, at Tenant’s sole cost and expense by a roofing contractor designated by Landlord. If Tenant or its agents shall otherwise cause any damage to the roof during the installation, operation, and removal of the Roof Equipment such damage shall be repaired promptly at Tenant’s expense and the roof shall be restored in the same condition it was in before the damage. Landlord shall not charge Tenant Additional Rent for the installation and use of the Roof Equipment. If, however, Landlord’s insurance premium or Tax assessment increases as a result of the Roof Equipment, Tenant shall pay such increase as Additional Rent within 10 days after receipt of a reasonably detailed invoice from Landlord. Tenant shall not be entitled to any abatement or reduction in the amount of Rent payable under this Lease if for any reason Tenant is unable to use the Roof Equipment. In no event whatsoever shall the installation, operation, maintenance, or removal of the Roof Equipment by Tenant or its agents void, terminate, or invalidate any applicable roof warranty.

c.	Protection. The installation, operation, and removal of the Roof Equipment shall be at Tenant’s sole risk. Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all claims, costs, damages, liabilities and expenses (including, but not limited to, attorneys’ fees) of every kind and description that may arise out of or be connected in any way with Tenant’s installation, operation, or removal of the Roof Equipment.

d.	Removal. At the expiration or earlier termination of this Lease or the discontinuance of the use of the Roof Equipment by Tenant, Tenant shall, at its sole cost and expense, remove the Roof Equipment from the Building. Tenant shall leave the portion of the roof where the Roof Equipment was located in good order and repair, reasonable wear and tear excepted. If Tenant does not so remove the Roof Equipment, Tenant hereby authorizes Landlord to remove and dispose of the Roof Equipment and charge Tenant as Additional Rent for all costs and expenses incurred by Landlord in such removal and disposal. Tenant agrees that Landlord shall not be liable for any Roof Equipment or related property disposed of or removed by Landlord.

e.	No Interference. The Roof Equipment shall not interfere with the proper functioning of any telecommunications equipment or devices that have been installed or will be installed by Landlord or for any other tenant or future tenant of the Building. Tenant acknowledges that other tenant(s) may have approval rights over the installation and operation of telecommunications equipment and devices on or about the roof, and that Tenant’s right to install and operate the Roof Equipment is subject and subordinate to the rights of such other tenants. Tenant agrees that any other tenant of the Building that currently has or in the future takes possession of any portion of the Building will be permitted to install such telecommunication equipment that is of a type and frequency that will not cause unreasonable interference to the Roof Equipment.

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f.	Relocation. Landlord shall have the right, at its expense and after 60 days prior notice to Tenant, to relocate the Roof Equipment to another site on the roof of the Building as long as such site reasonably meets Tenant’s sight line and interference requirements and does not unreasonably interfere with Tenant’s use and operation of the Roof Equipment.

g.	Access. Landlord grants to Tenant the right of ingress and egress on a 24 hour 7 day per week basis to install, operate, and maintain the Roof Equipment. Before receiving access to the roof of the Building, Tenant shall give Landlord at least 24 hours’ advance written or oral notice, except in emergency situations, in which case 2 hours’ advance oral notice shall be given by Tenant. Landlord shall supply Tenant with the name, telephone, and pager numbers of the contact individual(s) responsible for providing access during emergencies.

h.	Appearance. If permissible by Legal Requirements, the Roof Equipment shall be painted the same color as the Building so as to render the Roof Equipment virtually invisible from ground level.

i.	No Assignment. The right of Tenant to use and operate the Roof Equipment shall be personal solely to Adaptive Phage Therapeutics, Inc., and (i) no other person or entity shall have any right to use or operate the Roof Equipment, and (ii) Tenant shall not assign, convey, or otherwise transfer to any person or entity any right, title, or interest in all or any portion of the Roof Equipment or the use and operation thereof.

12.	Miscellaneous.

a. Entire Agreement. The Lease, as amended by this First Amendment, is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. The Lease, as so amended by this First Amendment, may be amended only by an agreement in writing, signed by the parties hereto.

b. Binding Effect. This First Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, members, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

c. Broker. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent, or other person (collectively, “Broker”) in connection with this First Amendment and that no Broker brought about this transaction, other than CBRE, Inc. (“CBRE”). CBRE shall be paid by Landlord pursuant to a separate agreement between Landlord and CBRE. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than CBRE, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this First Amendment.

d. Ratification; Conflicts. Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail. Regardless of whether specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

e. Counterparts/Electronic Signatures. This First Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000, such as DocuSign) or other transmission method and any counterpart so. delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this First Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

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Copyright © 2012 Alexandria Real Estate Equities, Inc ALL RIGHTS RESERVED

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment under seal as of the day and year first above written.

TENANT:

ADAPTIVE PHAGE THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Greg Merril
Name:	Greg Merril
Title:	CEO

LANDLORD:

ARE-708 QUINCE ORCHARD, LLC,
a Delaware limited liability company

By:	ARE-GP 708 Quince Orchard QRS CORP., a Maryland corporation, managing member

By:	/s/ Allison Grochola
Name:	Allison Grochola
Title:	Vice President, RE Legal Affairs

Copyright © 2012 Alexandria Real Estate Equities, Inc ALL RIGHTS RESERVED